                                                                     EXHIBIT 15

November 10, 2003


Applied Industrial Technologies, Inc.
One Applied Plaza
Euclid Avenue at East 36th Street
Cleveland, Ohio 44115


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Applied Industrial Technologies, Inc. and subsidiaries for the periods ended September 30, 2003 and 2002, as indicated in our report dated November 10, 2003 (which report includes an explanatory paragraph concerning the adoption of a new accounting principle in fiscal 2004); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, is incorporated by reference in Registration Statement Nos. 33-42623, 33-43506, 33-53401, 33-60687, 33-65509, 33-65513, 333-83809 and 333-69002 of Applied
Industrial Technologies, Inc. on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Cleveland, Ohio